CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Fort Pitt Capital Total Return Fund, a series of North Square Investments Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Service Agreements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 26, 2024